Exhibit 3.02

Amendment to

Amended and Restated Bylaws of

Brooks Automation, Inc.

The following Amendment to the Amended and Restated Bylaws of Brooks Automation, Inc. (the “Company”) was adopted and approved by the Board of Directors of the Company on August 1, 2017:

1.	Section 2.8 of the Company’s Amended and Restated Bylaws is hereby deleted and replaced in its entirety with the following new Section 2.8:

“Section 2.8. Removal. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors.”